Exhibit 99.1
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                                                             CONTACT: Sam Duggan
                                                    Director, Investor Relations
                                                                  (314) 279-5920

                                                   Michele Katz/Connie Bienfait/
                                                                  Elric Martinez
                                                         Morgen-Walke Associates
                                                                Press: Lee Foley
                                                                  (212) 850-5600


        MEMC ANNOUNCES INTENTION TO RAISE $200 MILLION IN EQUITY CAPITAL
               THROUGH A PRIVATE PLACEMENT AND A RIGHTS OFFERING


St. Peters, MO, October 22, 1998 -- MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that the Company has filed a registration statement with the Securities and Exchange Commission to raise approximately $94 million in equity capital through a rights offering. MEMC also announced that VEBA Corporation, the Company's 53.1% stockholder, has agreed to purchase approximately $106 million of MEMC common stock in a private placement, subject to certain customary conditions.

The private placement and rights offering would complete a $350 million financial restructuring of the Company which includes $150 million in additional credit facilities received from VEBA AG and its affiliates over the last four months. This restructuring also provides for the extension of all outstanding debt with VEBA AG and its affiliates that matures prior to January 1, 2001 to the respective rollover dates in 2001.

The private placement to VEBA Corporation is expected to close concurrently with the Securities and Exchange Commission declaring effective the registration statement associated with the rights offering. The per share price of MEMC's common stock sold to VEBA Corporation is to be set at a weighted average trading price per share of MEMC's common stock during a period shortly before the date of the rights offering final prospectus.

Under the rights offering, MEMC plans to issue transferable rights to purchase additional shares of common stock to the Company's stockholders of record, other than VEBA Corporation. The rights offering would allow MEMC's stockholders an opportunity to restore their proportionate interest in the Company at the same price per share of common stock as paid by VEBA Corporation in the private placement. Rights holders who exercise their rights in full would also have the opportunity to subscribe for additional shares of common stock which are not purchased by other eligible rights holders. VEBA Corporation has agreed to purchase all shares not subscribed for by other stockholders in the rights offering, subject to certain customary conditions.

A registration statement relating to the rights and the underlying common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. In any state or other jurisdiction where securities, blue sky laws or other laws require the rights offering to be made by a licensed broker or dealer, the rights offering will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. The rights offering will be made only by means of a prospectus.

The shares of common stock to be purchased by VEBA Corporation will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without such registration or an applicable exemption from such registration requirements.

NationsBanc Montgomery Securities LLC and J.P. Morgan Securities Inc. are expected to act as dealer managers in connection with this rights offering.

VEBA Corporation is a U.S. subsidiary of VEBA AG. VEBA AG (NYSE: VEB), which is among the largest publicly held industrial corporations in Germany, is engaged in businesses including electricity, chemicals, oil, distribution/logistics, real estate management and telecommunications.

MEMC is the second largest producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in virtually all electronics applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States.

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